AMENDMENT TO THE SERVICES AGREEMENT

This Amendment is made to the Services Agreement dated January 1, 2016 (the “Agreement”) between Citi Fund Services Ohio, Inc. (“Service Provider”) and Strategy Shares (the “Client”, together with Service Provider, the “Parties”). This amendment shall be effective as of the August 24, 2018.

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the Parties agree to the following:

WHEREAS, the Parties have executed the Agreement pursuant to which Service Provider provides certain services to the Client;

WHEREAS, the Client wishes to clarify the effective date definition stated in Schedule 1 of the Agreement;

WHEREAS, the Client wishes to amend Schedule 4 of the Agreement to reflect the addition of a new Fund.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	The definition of Effective Date in Schedule 1 of the Agreement is amended and hereby reads as follows:

“Effective Date” means January 1, 2016.

2.	Schedule 4 of the Agreement is hereby deleted in its entirety and replaced with the Amended Schedule 4 in the form attached hereto as Exhibit 1.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be signed by their respective officers thereunto duly authorized, as of the date set forth above.

CITIBANK, N.A.	STRATEGY SHARES

By: /s/ Jay Martin	By: /s/ Jerry Szilagyi

Name: Jay Martin	Name: Jerry Szilagyi

Title: Vice President	Title: President

Date: 9/10/2018	Date: 9/10/2018

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EXHIBIT 1

AMENDED SCHEDULE 4

1.	Strategy Shares US Market Rotation Strategy ETF
2.	Strategy Shares EcoLogical Strategy ETF
3.	Strategy Shares Nasdaq 7 HANDL™ Index ETF
4.	Strategy Shares Nasdaq 5 HANDL™ Index ETF
5.	Strategy Shares Drawbridge Dynamic Allocation ETF